             AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON
                              JANUARY 23, 2003.
                                                    Registration No. 333-
==============================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             NATIONAL-OILWELL, INC.
             (Exact name of registrant as specified in its charter)


                DELAWARE                                 76-0475815
     (State or other jurisdiction of                  (I.R.S. Employer
     incorporation or organization)                  Identification No.)

          10000 RICHMOND AVENUE                       STEVEN W. KRABLIN
           HOUSTON, TEXAS 77042                     10000 RICHMOND AVENUE
              (713) 346-7500                         HOUSTON, TEXAS 77042
    (Address, including zip code, and                   (713) 346-7500
             telephone number                (Name, address, including zip code,
          including area code of                and telephone number including
registrant's principal executive offices)      area code of agent for service)

                                 WITH COPIES TO:

    Dwight W. Rettig                                  Margaret B. Symonds
 National-Oilwell, Inc.                          Bracewell & Patterson, L.L.P.
     10000 Richmond                            711 Louisiana Street, Suite 2900
Houston, Texas 77042-4200                          Houston, Texas 77002-2781
     (713) 346-7550                                     (713) 221-1368

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this registration statement as the selling stockholder shall determine.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                                         Proposed Maximum
   Title of securities to           Amount to be        Offering Price Per    Proposed maximum aggregate     Amount of registration
        be registered              Registered (1)           Share (2)             offering price (2)                 fee (2)
---------------------------- ------------------------- --------------------- ------------------------------ -----------------------
Common Stock, par
value $.01 per share             3,200,000 shares               $19.72                  $63,104,000                    $5,806
============================ ========================= ===================== ============================== =======================

(1) All 3,200,000 shares of common stock offered hereby are being offered and sold for the account of the selling stockholder named herein.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high and low sales prices of the common stock as reported on the New York Stock Exchange, Inc. on January 21, 2003.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                Subject to completion, dated _____________, 2003


PROSPECTUS

                             NATIONAL-OILWELL, INC.

                                3,200,000 shares

                                  Common Stock

         The selling stockholder identified in this prospectus is offering to sell, from time to time, up to 3,200,000 shares of common stock, par value $.01 per share, of National-Oilwell, Inc. at prices and on terms to be determined from time to time. We will not receive any proceeds from the sale of the shares of common stock offered by this prospectus by the selling stockholder. You should refer to the "Selling Stockholder" section of this prospectus for identification of the selling stockholder.

         Our common stock trades on the New York Stock Exchange under the symbol "NOI." On January 22, 2003, the last reported sale price of our common stock on the New York Stock Exchange, Inc. was $20.31.

         The selling stockholder may offer its shares from time to time through public or private transactions, on or off the New York Stock Exchange, Inc., at prevailing market prices or at privately negotiated prices. The selling stockholder may make sales directly to purchasers or through brokers, agents, dealers or underwriters. The selling stockholder will bear all commissions and other compensation paid to brokers in connection with the sale of the shares.

         Our address is 10000 Richmond Avenue, Houston, Texas 77042, and our telephone number at that address is (713) 346-7500.

                                 --------------

         YOU SHOULD CAREFULLY REVIEW AND CONSIDER THE INFORMATION UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 2 OF THIS PROSPECTUS.

                                 --------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

               The date of this prospectus is ____________, 2003.

         YOU SHOULD RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THIS PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THE SHARES. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER OF THOSE DOCUMENTS. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THOSE DATES.





                                TABLE OF CONTENTS


WHERE YOU CAN FIND MORE INFORMATION..............................................................................i

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS  ..............................................................ii

SUMMARY  ........................................................................................................1

RISK FACTORS  ...................................................................................................2

USE OF PROCEEDS  ................................................................................................4

SELLING STOCKHOLDER  ............................................................................................4

PLAN OF DISTRIBUTION  ...........................................................................................5

LEGAL MATTERS  ..................................................................................................7

EXPERTS  ........................................................................................................7

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (File No.:
1-12317). You may read and copy any document we file with the SEC at the SEC's public reference room located at:

                                    SEC's Public Reference Room
                                    450 Fifth Street, N.W.
                                    Washington, D.C.  20549

         Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and its copy charges. Our SEC filings are also available to the public on the SEC's web site at http://www.sec.gov and at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, the stock exchange on which our common stock is traded.

         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information, as well as the information included in any prospectus supplement. We incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and until all the shares have been sold. We also specifically incorporate by reference the following documents that we have already filed with the SEC:

         o Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

         o        Our Quarterly Report on Form 10-Q for the quarter ended March
                  31, 2002;

         o        Our Quarterly Report on Form 10-Q for the quarter ended June
                  30, 2002;

         o Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002;

         o        Our Current Report on Form 8-K filed on August 13, 2002;

         o        Our Current Report on Form 8-K filed on October 16, 2002;

         o        Our Current Report on Form 8-K filed on November 14, 2002; and

         o Our Registration Statement on Form 8-A filed on October 15, 1996; as updated by our Current Report on Form 8-K filed on November 17, 1997.

         We encourage you to read our periodic and current reports. We think these reports provide additional information about our company which investors find important. You may obtain copies of our documents filed with the SEC on our website, www.natoil.com. You may also request a printed copy of these filings as well as any future filings incorporated by reference (and any exhibit incorporated by reference in those documents), at no cost, by contacting us at the following address and telephone number:

                             National-Oilwell, Inc.
                              10000 Richmond Avenue
                            Houston, Texas 77042-4200
                          Attention: Investor Relations
                                  713-346-7500

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

         Some of the statements made or incorporated by reference in this prospectus contain forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements typically are identified by use of terms such as "may," "will," "expect," "anticipate," "estimate" and similar words, although some forward-looking statements are expressed differently. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including but not limited to changes in oil and gas prices, customer demand for our products and worldwide economic activity. You should also consider carefully the statements under "Risk Factors" which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements. We may note additional factors in this prospectus, and in documents incorporated by reference into this prospectus and an accompanying prospectus supplement. Given these uncertainties, current or prospective investors are cautioned not to place undue reliance on any such forward-looking statements. We undertake no obligation to update any such factors or forward-looking statements to reflect future events or developments.

                                     SUMMARY

                             NATIONAL-OILWELL, INC.

         National-Oilwell, Inc. a Delaware corporation, is a worldwide leader in the design, manufacture and sale of comprehensive systems and components used in oil and gas drilling and production, as well as in providing supply chain integration services to the upstream oil and gas industry.

         National Oilwell manufactures and assembles drilling machinery, including drawworks, mud pumps and top drives, which are the major mechanical components of drilling rigs, as well as masts, derricks, cranes and substructures. Many of these components are designed specifically for more demanding applications, which include offshore, extended reach and deep land drilling. We also provide electrical power systems, computer control systems and automation systems for drilling rigs. Our systems are used in many of the industry's most technologically demanding applications. In addition, we provide engineering and fabrication services to integrate our drilling products and deliver complete land drilling and workover rigs as well as drilling modules for mobile offshore drilling rigs or offshore drilling platforms.

         Our Products and Technology segment also designs and manufactures drilling motors and specialized downhole tools for rent and sale. Drilling motors are essential components of systems for horizontal, directional, extended reach and performance drilling. Downhole tools include fishing tools, drilling jars, shock tools and other specialized products.

         Our Distribution Services segment offers comprehensive supply chain integration services to the drilling and production segments. Our network of service centers located in the United States and Canada and near other major drilling and production activity worldwide use state of the art information technology platforms to provide procurement, inventory management and logistics services. These service centers stock and sell a variety of expendable items for oilfield applications and spare parts for equipment manufactured by National Oilwell.

                               RECENT DEVELOPMENTS

         On October 11, 2002, we signed a Combination Agreement to acquire Hydralift ASA for Norwegian Kroner 55 per share, which is approximately U.S. $7.33, per share. Hydralift's shares are currently trading on the Oslo Bors Exchange and information regarding Hydralift can be found in its publicly available reports. The acquisition is structured as a cash tender offer for all of the issued and outstanding shares of Hydralift. On December 18, 2002, we accepted the tender of over ninety percent (90%) of the outstanding shares of Hydralift, and as of December 31, 2002, we owned over 98% of the shares of Hydralift. We are currently working with the Oslo Bors Exchange to complete a mandatory offer for the remaining shares of Hydralift. Although no assurance can be given, we expect to complete this acquisition by the end of the first quarter of 2003 at a total cost, including assumed debt, of approximately $300 million.

         On January 16, 2003, we purchased all of the issued and outstanding shares of Monoflo, Inc., a Delaware corporation, Mono Group, a private unlimited company organized under the laws of Scotland and Mono Pumps Limited, a private unlimited company organized under the laws of Wales and England. We issued 3.2 million shares of our common stock and paid $22.65 million in cash for the shares of Monoflo, Mono Pumps Limited and Mono Group, for a total consideration of approximately $87 million based on the January 15, 2003 closing price of shares of our common stock.

                                  RISK FACTORS

         You should carefully consider the risks described below, in addition to other information contained or incorporated by reference in this prospectus. Realization of any of the following risks could have a material adverse effect on our business, financial condition, cash flows and results of operations.

NATIONAL OILWELL DEPENDS ON THE OIL AND GAS INDUSTRY

         National Oilwell is dependent upon the oil and gas industry and its willingness to explore for and produce oil and gas. The industry's willingness to explore and produce depends upon the prevailing view of future product prices. Many factors affect the supply and demand for oil and gas and therefore influence product prices, including:

         o        level of production from known reserves;

         o        cost of producing oil and gas;

         o        level of drilling activity;

         o        worldwide economic activity;

         o        national government political requirements;

         o        development of alternate energy sources; and

         o        environmental regulations.

         If there is a significant reduction in demand for drilling services, in cash flows of drilling contractors or production companies or in drilling or well servicing rig utilization rates, then demand for our products will decline.

OIL AND GAS PRICES ARE VOLATILE

         Oil and gas prices have been volatile since 1990, ranging from $10 - $40 per barrel. Oil prices were low in 1998, generally ranging from $11 to $16 per barrel. In 1999, oil prices increased and were generally in the $25-$30 per barrel range during 2000. Prices once again declined in the second half of 2001, generally ranging between $18 and $22 per barrel. Since the second quarter of 2002, prices have generally ranged from $25-$30 per barrel. Spot gas prices have also been volatile since 1990, ranging from less than $1.00 per mmbtu to above $10.00. Gas prices were moderate in 1998 and 1999, generally ranging from $1.80 to $2.50 per mmbtu. Gas prices strengthened throughout 2000, generally ranging from $4-$8 per mmbtu. In the second quarter of 2001, gas prices again came under pressure, generally ranging between $2.20 to $3.00 per mmbtu through the first quarter of 2002. Gas prices increased in the second quarter of 2002 and have generally ranged between $3.00 to $5.00 per mmbtu since that time.

         These price changes have caused many shifts in the strategies and expenditure levels of oil and gas companies and drilling contractors, particularly with respect to decisions to purchase major capital equipment of the type we manufacture. In the second half of 1998, lower oil prices slowed production and new drilling, particularly in areas with high per barrel cost of production. This slowdown quickly affected our Distribution Services segment and subsequently negatively impacted our Products and Technology segment. While our activity increased in 2001 in response to the improved commodity price environment, demand again declined in the fourth quarter of 2001. Industry activity and our revenues have not responded to the higher commodity prices that have existed since the second quarter of 2002. We cannot predict future oil and gas prices or the effect prices will have on exploration and production levels.

NATIONAL OILWELL'S INDUSTRY IS HIGHLY COMPETITIVE

         The oilfield products and services industry is highly competitive. The following competitive actions can each affect our revenues and earnings:

         o        price changes;

         o        new product and technology introductions; and

         o        improvements in availability and delivery.

         We compete with many companies and there are low barriers to entry in many of our business segments. Some of the companies with whom we now or may in the future compete may possess greater financial resources or offer certain products that we do not have.

NATIONAL OILWELL FACES POTENTIAL PRODUCT LIABILITY AND WARRANTY CLAIMS

         Customers use some of our products in potentially hazardous drilling, completion and production applications that can cause:

         o        injury or loss of life;

         o        damage to property, equipment or the environment; and

         o        suspension of operations.

         We maintain amounts and types of insurance coverage that we believe are consistent with normal industry practice. We cannot guarantee that insurance will be adequate to cover all liabilities we may incur. We also may not be able to maintain insurance in the future at levels we believe are necessary and at rates we consider reasonable.

         National Oilwell may be named as a defendant in product liability or other lawsuits asserting potentially large claims if an accident occurs at a location where our equipment and services have been used. We are currently party to various legal and administrative proceedings. We cannot predict the outcome of these proceedings, nor can we guarantee any negative outcomes will not be significant to us.

INSTABILITY OF FOREIGN MARKETS COULD HAVE A NEGATIVE IMPACT ON THE REVENUES OF NATIONAL OILWELL

         Some of our revenues depend upon customers in the Middle East, Africa, Southeast Asia, South America and other international markets. These revenues are subject to risks of instability of foreign economies and governments. Laws and regulations limiting exports to particular countries can affect our sales, and sometimes export laws and regulations of one jurisdiction contradict those of another.

         National Oilwell is exposed to the risks of changes in exchange rates between the U.S. dollar and foreign currencies. We do not currently engage in or plan to engage in any significant hedging or currency trading transactions designed to compensate for adverse currency fluctuations.

NATIONAL OILWELL MAY NOT BE ABLE TO SUCCESSFULLY MANAGE ITS GROWTH

         National Oilwell has acquired 27 companies during the past five years, including nine in 2001 and four through December 2002. We announced an agreement to acquire the shares of Hydralift ASA in October 2002, which is expected to be completed by the end of the first quarter of 2003 at a total cost, including assumed debt, of approximately $300 million. In addition, we have acquired all of the outstanding shares of Monoflo, Inc., a Delaware corporation, Mono Group, a private unlimited company organized under the laws of Scotland, and Mono Pumps Limited, a private unlimited company organized under the laws of Wales and England. We cannot predict whether suitable acquisition candidates will be available on reasonable terms or if we will have access to adequate funds to complete any desired acquisition. Once acquired, we cannot guarantee that we will successfully integrate the operations of the acquired companies. Combining organizations could interrupt the activities of some or all of our businesses and have a negative impact on operations.

NATIONAL OILWELL HAS DEBT

         In 1998, National Oilwell issued $150 million of 6 7/8% unsecured senior notes due July 1, 2005. In 2001, we issued an additional $150 million of 6 1/2% unsecured senior notes due March 15, 2011. As of September 30, 2002, we had a total of $300 million of debt and a total of $921 million of stockholders' equity. On November 22, 2002, we issued an additional $200 million of 5.65% unsecured senior notes due November 15, 2012. In addition, although no assurance can be given that the acquisition will be completed, National-Oilwell expects that it will assume approximately $90 million in debt upon the closing of the Hydralift acquisition. Our leverage requires us to use some of our cash flow from operations for payment of interest on our debt. Our leverage may also make it more difficult to obtain additional financing in the future. Further, our leverage could make us more vulnerable to economic downturns and competitive pressures.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares by the selling stockholder.

                               SELLING STOCKHOLDER

         On January 16, 2003, we purchased all of the issued and outstanding shares of Monoflo, Inc., a Delaware corporation, Mono Group, a private unlimited company organized under the laws of Scotland, and Mono Pumps Limited, a private unlimited company organized under the laws of Wales and England. As part of the consideration for the purchase of the stock of these entities, we issued 3,200,000 shares of common stock to Halliburton Energy Services, Inc. We are obligated to register the shares of common stock issued to Halliburton Energy Services, Inc. pursuant to the terms of a Registration Rights Agreement dated as of January 15, 2003.

         The selling stockholder has not held any position or office, and has not had any other material relationship with us or any of our affiliates within the last three years.

         The following table sets forth information regarding the beneficial ownership of the shares of common stock by the selling stockholder as of January 21, 2003, including the number of shares of our common stock that the selling stockholder owned prior to the offering and the number of shares of our common stock that may be offered for resale for the account of the selling stockholder, or its assigns, pursuant to this prospectus. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.

         The shares set forth below may be offered from time to time by the selling stockholder. However, the selling stockholder is under no obligation to sell all or any portion of such shares, nor is the selling stockholder obligated to sell any such shares immediately pursuant to this prospectus.

         The table below sets forth information with respect to the shares of our common stock beneficially owned by the selling stockholder.

                                                      NUMBER OF SHARES      NUMBER OF SHARES
                                                     BENEFICIALLY OWNED      REGISTERED FOR       NUMBER OF SHARES
           NAME OF SELLING STOCKHOLDER             PRIOR TO OFFERING (1)      SALE HEREBY          AFTER OFFERING
Halliburton Energy Services, Inc.                        3,200,000             3,200,000               (1)(2)

----------

         (1) The shares owned by the selling stockholder represent less than 5% of the outstanding shares of common stock.

         (2) Because the selling stockholder may offer all, some or none of the shares pursuant to this prospectus, we do not know the exact number of shares that will be held by the selling stockholder after completion of the sale of shares hereunder. See "Plan of Distribution".

                              PLAN OF DISTRIBUTION

         We are registering the shares of common stock on behalf of the selling stockholder. We will bear all costs, expenses and fees in connection with the registration of the shares of common stock. The selling stockholder will bear its own brokerage commissions and similar selling expenses, if any, attributable to the sale of the shares of common stock. All or part of the shares of common stock may be offered by the selling stockholder from time to time in transactions on the New York Stock Exchange, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The methods by which the shares of common stock may be sold or distributed may include, but not be limited to, the following:

         o purchases by a broker or dealer as principal and resale by such broker or dealer for its account;

         o an exchange distribution in accordance with the rules of such exchange;

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         o        privately negotiated transactions;

         o a cross or block trade in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

         o short sales, short sales against the box, puts and calls and other transactions in our securities or derivatives thereof, in connection with which the selling stockholder may sell and deliver the shares of common stock;

         o short sales or borrowings, returns and reborrowings of the common stock pursuant to stock loan agreements to settle short sales;

         o delivery in connection with the issuance of securities by issuers, other than us, that are exchangeable for (whether optional or mandatory), or payable in, such common stock (whether such securities are listed on a national securities exchange or otherwise) or pursuant to which such common stock may be distributed; and

         o        a combination of such methods of sale or distribution.

         The selling stockholder may also sell such shares of common stock in accordance with Rule 144 under the Securities Act of 1933, as amended.

         In effecting sales, brokers or dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholder or from the purchasers in amounts to be negotiated immediately prior to the sale.

         If underwriters are used in the sale, the shares of common stock will be acquired by the underwriters for their own account. The underwriters may resell the common stock in one or more transactions, including negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. If we are notified that underwriters are involved, the names of the underwriters, if any, with respect to any such offering and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters and broker-dealers, if any, will be set forth in a supplement to this prospectus relating to that offering. The obligations of the underwriters to purchase the common stock will be subject to specified conditions, and the underwriters will be obligated to purchase all of the common stock specified in such supplement if any are purchased.

         This prospectus may also be used by donees of the selling stockholder or other persons acquiring shares of common stock, including brokers who borrow the common stock to settle short sales of common stock, and who wish to offer and sell such common stock under circumstances requiring or making desirable its use. From time to time a selling stockholder may pledge its common stock pursuant to the margin provisions of its customer agreements with respective brokers or otherwise. Upon a default by a selling stockholder, the broker or pledgee may offer and sell the pledged common stock from time to time.

         The selling stockholder and any broker-dealers who act in connection with the sale of common stock hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act, and any commissions received by them and any profit on the resale of the common stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act. We have advised the selling stockholder that because it may be deemed to be an underwriter, the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to its sales.

         We have agreed to indemnify the selling stockholder against certain liabilities, including liabilities arising under the Securities Act of 1933. The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving shares of the common stock against certain liabilities, including liabilities arising under the Securities Act of 1933.

                                  LEGAL MATTERS

         The validity of the securities will be passed upon by Bracewell & Patterson, L.L.P., Houston, Texas.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited the consolidated financial statements appearing in National-Oilwell, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2001, as set forth in their report, which is incorporated by reference in this Registration Statement, which as to the year 1999, is based in part on the report of KPMG LLP, independent auditors. National-Oilwell, Inc.'s financial statements are incorporated by reference in reliance upon such reports given on their authority of such firms as experts in accounting and auditing.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

              We will pay for the fees and expenses of the offering. All amounts, except the Securities and Exchange Commission registration fee, are estimated and are subject to future contingencies. The expenses of the offering are estimated to be as follows:

Securities and Exchange Commission Registration Fee ............................   $    5,806
Legal Fees and Expenses ........................................................   $   15,000
Accounting Fees and Expenses ...................................................   $    5,000
Miscellaneous ..................................................................   $    1,194
   Total .......................................................................   $   27,000
                                                                                   ==========



ITEM 15.      INDEMNIFICATION OF DIRECTORS AND OFFICERS

              Section 145 of the Delaware General Corporation Law (the "DGCL") authorizes, inter alia, a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify past or present officers and directors of such corporation or of another corporation or other enterprise at the former corporation's request, in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in defense of any action referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify him against the expenses (including attorney's fees) which he actually and reasonably incurred in connection therewith. Section 145 further provides that any indemnification shall be made by the corporation only as authorized in each specific case upon a determination by the (i) stockholders, (ii) board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding or (iii) independent counsel if a quorum of disinterested directors so directs. Section 145 provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

              Section 145 of the DGCL also empowers National Oilwell to purchase and maintain insurance on behalf of any person who is or was an officer or director of National Oilwell against liability asserted against or incurred by him in any such capacity, whether or not National Oilwell would have the power to indemnify such officer or director against such liability under the provisions of section 145. National Oilwell maintains a directors' and officers' liability policy for such purposes.

              Article Sixth, Part II, Section 1 of National Oilwell's Amended and Restated Certificate of Incorporation and Article VI of National Oilwell's Bylaws each provide that directors, officers, employees and agents shall be indemnified to the fullest extent permitted by Section 145 of the DGCL.

ITEM 16.      EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

              Exhibits. The following exhibits are filed as part of this Registration Statement.

            EXHIBIT
            NUMBER                            DESCRIPTION
            -------                           -----------

               4.1 Amended and Restated Certificate of Incorporation of National-Oilwell, Inc. (incorporated by reference from Exhibit 3.1 of National Oilwell's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, filed August 11, 2000).

               4.2 By-laws of National-Oilwell, Inc. (incorporated by reference from Exhibit 3.2 to National Oilwell's Registration Statement on Form S-1, as amended (Registration No. 333-11051), initially filed on August 29, 1996.

               4.3 Registration Rights Agreement by and between National-Oilwell, Inc. and Halliburton Energy Services, Inc. dated January 15, 2003.

               5            Opinion of Bracewell & Patterson, L.L.P.

              23.1          Consent of Ernst & Young LLP

              23.2          Consent of KPMG LLP

              23.3 Consent of Bracewell & Patterson, L.L.P. (included in its opinion filed as Exhibit 5 hereto)

              24 Powers of Attorney (included as part of the signature page hereof)


ITEM 17.      UNDERTAKINGS

(a)           The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and where applicable each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in
              Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person of the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


              Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on January 22, 2003.

                                     NATIONAL-OILWELL, INC.


                                     By:  /s/ Steven W. Krablin
                                          ------------------------------
                                     Name:   Steven W. Krablin
                                     Title:  Vice President and Chief Financial
                                             Officer


                                POWER OF ATTORNEY

              KNOW ALL PERSONS BY THESE PRESENTS, THAT EACH PERSON WHOSE SIGNATURE APPEARS BELOW IN SO SIGNING ALSO MAKES, CONSTITUTES AND APPOINTS STEVEN W. KRABLIN AND M. GAY MATHER, OR EITHER OF THEM ACTING SINGLY, HIS TRUE AND LAWFUL ATTORNEY-IN-FACT AND AGENT, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, FOR HIM AND IN HIS NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES, TO EXECUTE AND CAUSE TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ANY AND ALL AMENDMENTS AND POST-EFFECTIVE AMENDMENTS TO THIS REGISTRATION STATEMENT AND A RELATED REGISTRATION STATEMENT THAT IS TO BE EFFECTIVE UPON FILING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT OF 1933, AND IN EACH CASE TO FILE THE SAME, WITH ALL EXHIBITS THERETO AND OTHER DOCUMENTS IN CONNECTION THEREWITH, AND HEREBY RATIFIES AND CONFIRMS ALL THAT SAID ATTORNEY-IN-FACT AND AGENT OR HIS SUBSTITUTE OR SUBSTITUTES MAY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

              Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

               SIGNATURE                                 TITLE                                  DATE
               ---------                                 -----                                  ----

/s/ Merrill A. Miller, Jr.              Chairman of the Board of Directors              January 22, 2003
---------------------------------       (Principal Executive Officer)
Merrill A. Miller, Jr.


/s/ Steven W. Krablin                   Vice President and Chief Financial              January 22, 2003
---------------------------------       Officer (Principal Financial Officer)
Steven W. Krablin


                                        Director
---------------------------------
Hushang Ansary


/s/ Robert E. Beauchamp                 Director                                        January 22, 2003
---------------------------------
Robert E. Beauchamp


/s/ Jon Gjedebo                         Director                                        January 22, 2003
---------------------------------
Jon Gjedebo

/s/ Ben A. Guill                        Director                                        January 22, 2003
---------------------------------
Ben A. Guill


/s/ Roger L. Jarvis                     Director                                        January 22, 2003
---------------------------------
Roger L. Jarvis


/s/ William E. Macaulay                 Director                                        January 22, 2003
---------------------------------
William E. Macaulay


/s/ Frederick W. Pheasey                Director                                        January 22, 2003
---------------------------------
Frederick W. Pheasey


/s/ Joel V. Staff                       Director                                        January 22, 2003
---------------------------------
Joel V. Staff

                                  EXHIBIT INDEX


             EXHIBIT
             NUMBER                         DESCRIPTION OF EXHIBIT
             -------                        ----------------------
               4.1          Amended and Restated Certificate of Incorporation of
                            National-Oilwell, Inc. (incorporated by reference
                            from Exhibit 3.1 of National Oilwell's Quarterly
                            Report on Form 10-Q for the quarter ended June 30,
                            2000, filed August 11, 2000).

               4.2 By-laws of National-Oilwell, Inc. (incorporated by reference from Exhibit 3.2 to National Oilwell's
                            Registration Statement on Form S-1, as amended
                            (Registration No. 333-11051), initially filed on August 29, 1996.

               4.3          Registration Rights Agreement by and between
                            National-Oilwell, Inc. and Halliburton Energy
                            Services, Inc. dated January 15, 2003.

               5            Opinion of Bracewell & Patterson, L.L.P.

              23.1          Consent of Ernst & Young LLP

              23.2          Consent of KPMG LLP

              23.3 Consent of Bracewell & Patterson, L.L.P. (included in its opinion filed as Exhibit 5 hereto)

              24 Powers of Attorney (included as part of the signature page hereof)